Exhibit 10.1

April 30, 2019

Mr. Matthew McConnell
1092 White Hawk Ranch Drive
Boulder, CO  80303

Dear Matt:

We are pleased to extend to you an offer of employment to join USA Technologies, Inc. (“USA”) as Chief Operating Officer. In your role as Chief Operating Officer you will report to me. Your first day of employment will be May 20, 2019.

This offer is contingent upon approval of this letter by our Board of Directors which is expected to be no later than May 8, 2019.

The following are the terms of your employment:

•	Your annual base salary will be $400,000.

•
For the first six months of your employment, you will be located at and will work out of USA’s Malvern, Pennsylvania office. You will be reimbursed by USA for all necessary business expenses reasonably incurred and documented per USA’s expense policy.

•
You will participate in the Short-Term Incentive (“STI”) Plan for USA’s executive officers. If the target goals would be achieved, you would earn a cash bonus equal to 45%  of your base salary. For fiscal year 2019, your STI award would be pro-rated from your start date through the end of USA’s fiscal year ended June 30, 2019. This award is subject to the terms and conditions of the STI Plan.

•
You will participate in the Long-Term Incentive Stock Plan (“LTI”) for USA’s executive officers. If the year-over-year percentage target goals would be achieved, you would earn an equity award with a value on the last day of the applicable fiscal year equal to 100% of your base salary. For fiscal year 2019, your LTI award would be pro-rated from your start date through the end of USA’s fiscal year ended June 30, 2019.  The shares would vest over the two-year period following the end of the applicable fiscal year. This award is subject to the terms and conditions of the LTI Plan.

Offer of Employment
Matthew McConnell

•
You will receive an equity grant of non-qualified options to purchase up to 50,000 shares with an exercise price equal to the closing price of the shares on the date of the grant. The options would vest  as follows, provided that you are employed by USA on the respective vesting dates:  one-third on September 30, 2019; one-third on September 30, 2020; and one-third on September 30, 2021. The options would be exercisable for a period of seven years following commencement of employment. The options would not be exercisable in any event unless or until USA would be eligible to utilize a Form S-8 registration statement under the Securities Act of 1933.

•	The Compensation Committee of USA’s Board of Directors, in consultation with the Chief Executive Officer, shall annually review your compensation.

•
You would be covered by and entitled to all of the fringe benefits that are generally available to USA employees, including health insurance, dental insurance, group life and disability insurance, and matching 401(k) plan. Please note that USA’s benefits program is subject to change and any such change would supersede this letter.

•	You will be covered as an executive officer of USA under our Directors and Officers liability insurance policy.

•
The term of your employment with USA would be for a period of one year or until May 6, 2020, and would continue thereafter for consecutive one year periods unless terminated by you or USA upon at least 90-days’ notice prior to the end of the initial one year employment period or any one year extension thereof. Your employment could also be terminated at any time upon notice to you from USA for “cause” or upon your death. The term "cause" shall mean any of the following have occurred or exist as determined by USA: (A) your fraud, gross malfeasance, or willful misconduct, with respect to USA's business; (B) any material breach by you of this letter or any policy of USA; (C) any violation by you of any law, rule or regulation, which violation results or could reasonably be expected to result in material harm to the business or reputation of USA; (D) conviction of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude; (E) any intentional misapplication by you of USA's funds, or any material act of dishonesty committed by you; or (F) any other action by you that, in the reasonable judgment of USA, is damaging or detrimental in a significant way to USA’s business or reputation. For the purposes of the foregoing sentence, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

•
You will devote your full time, energy, skills and attention to the business of USA, and shall not be engaged or employed in any other business activity whatsoever, whether or not such activity is pursued for gain, profit or other pecuniary advantage. Nothing contained in the prior sentence shall prohibit you from serving as a member of boards of directors or boards of trustees of non-profit organizations, provided that such activities shall not detrimentally impact your duties at USA, that USA approves such activities in advance, and that you shall coordinate such activities with USA.

Offer of Employment
Matthew McConnell

•
Except in connection with your duties as Chief Operating Officer, you shall not, directly or indirectly, at any time from and after the date hereof, and whether or not your employment with USA has been terminated or has expired for any reason whatsoever, make any use of, exploit, disclose, or divulge to any other person, firm, or corporation, any confidential information, including but not limited to, proprietary information, trade secret, business secret, financial information, financial projections, documents, process, procedures, know-how, data, marketing information, marketing method, marketing means, software information, intellectual property, special arrangement, or any other confidential information concerning the business or policies of USA, or concerning USA' s customers, clients, accounts, or suppliers, that you learned as a result of, in connection with, through your employment  with, or through your affiliation with USA, but not information that can be shown through documentary evidence to be in the public domain, or information that falls into the public domain, unless such information falls into the public domain by your direct or indirect disclosure or other acts. You agree to use your best endeavors to prevent the unauthorized disclosure or publication of confidential information and not to copy nor remove confidential information from USA’s premises, whether physically or electronically, without the express written permission of USA. For any and all purposes of this paragraph, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to Cantaloupe Systems, Inc.

•
Nothing in this letter prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. You further understand that this letter does not limit your ability to make any disclosures that are protected under the whistleblower provisions of federal law or regulation. This letter does not limit your right to receive an award for information provided to any governmental agencies.

•
For a one-year period following the termination or expiration of your employment with USA for any reason whatsoever, you will be prohibited from competing within any geographic area in which USA’s business was conducted as of the date of termination or expiration of your employment, with the business of USA, as presently or as hereinafter conducted as of the termination or expiration of your employment, including but not limited to, delivering services or products to unattended retail locations, and any related production, promotion, marketing, or sales activities. The term “competing” means acting, directly or indirectly, as a partner, principal, stockholder, joint venturer, associate, independent contractor, creditor of, consultant, trustee, lessor to, sub-lessor to, employee or agent of, or to have any other involvement with, any person, firm, corporation, or other business organization which is engaged in the businesses described in this paragraph. For any and all purposes of this paragraph, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

Offer of Employment
Matthew McConnell

•
For a one-year period following termination or expiration of your employment with USA for any reason whatsoever, you will not (a) directly or indirectly, solicit for hire for any business entity other than USA, any person employed by USA as of the date of termination or expiration of your employment; or (b) directly or indirectly interfere with USA's relations with any person employed by USA as of the date of termination or expiration of your employment with USA.  Such restriction shall not limit any employee or candidate responding to a general job posting. For all purposes of this paragraph, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

•
For a one-year period following termination or expiration of your employment with USA for any reason whatsoever, you will be prohibited from soliciting any of USA’s customers in connection with engaging in a business competing with or similar to that of USA as conducted as of the date of the termination or expiration of your employment, including but not limited to, delivering services or products to unattended retail locations, and any related production, promotion, marketing, or sales activities relating thereto. For all purposes of this paragraph, the term USA shall mean and include any affiliate (as such term is defined in Rule 144 under the Securities Act of 1933) of USA, whether on the date of this letter or in the future, including but not limited to, Cantaloupe Systems, Inc.

•
You acknowledge that any breach by you of the obligations set forth in this letter would substantially and materially impair and irreparably harm your business and goodwill; that such impairment and harm would be difficult to measure; and, therefore, total compensation in solely monetary terms would be inadequate. Consequently, you agree that in the event of any breach or any threatened breach by you of any of the provisions of this letter, USA shall be entitled, in addition to monetary damages or other remedies, and without posting bond, to equitable relief, including injunctive relief, and to the payment by you of all costs and expenses incurred by USA in enforcing the provisions thereof, including attorneys' fees. The remedies granted to USA in this letter are cumulative and are in addition to remedies otherwise available to USA at law or in equity.

•
You acknowledge that you will be subject to the following policies of USA: Employee Manual, Code of Business Conduct and Ethics; Blackout Period and Notification Policy; and Stock Ownership Guidelines for Directors and Executive Officers as well as any other policies that may be adopted by USA from time to time. As Chief Operating  Officer, you would also be required to file statements of beneficial ownership of USA securities pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Offer of Employment
Matthew McConnell

•
If any term or provision of this letter or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this letter or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this letter shall be valid and enforceable to the fullest extent permitted by law.

•
You represent and warrant to USA that you are not as of the date of this letter a party to or subject to any employment, non-compete, or similar agreement that would limit or prohibit, in whole or in part, the performance of your employment duties or responsibilities.

This letter constitutes our entire agreement and understanding regarding the matters addressed herein, and merges and supersedes all prior or contemporaneous discussions, agreements and understandings of every nature between us regarding these matters. This letter may only be modified by an agreement in writing executed by both USA and you.

This letter will be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

The rights and obligations of both parties under this Agreement shall inure to the benefit of, and shall be binding upon, their respective personal representatives, heirs, successors and assigns. This Agreement, or any part hereof, may be assigned by USA without your consent. This Agreement, or any part thereof, may not be assigned by you.

Your employment with USA will also be subject to a satisfactory background investigation to be conducted by USA.

Matt, we are very much looking forward to your joining the USA team! Please indicate your written acceptance by signing this letter and returning it to me by email.

Sincerely,

USA Technologies, Inc.

By:   /s/Stephen P. Herbert
Stephen P. Herbert, Chief Executive Officer

Accepted and Agreed to:

  /s/ Matthew McConnell
Matthew McConnell

Dated:  May 3, 2019